EXHIBIT 107
Calculation of Filing Fee Tables

424(b)(3)
(Form Type)

CATERPILLAR FINANCIAL SERVICES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Medium-Term Notes, Series J, Floating Rate Notes due 2023	457(r)(1)	$500,000,000		$500,000,000	$92.70 per $1 million	$46,350
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts			$500,000,000		$46,350
			Total Fees Previously Paid					--
			Total Fee Offsets					--
			Net Fee Due					$46,350

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933 and relates to the Registration Statement on Form S-3 (No. 333-237475) filed by Caterpillar Financial Services Corporation on March 30, 2020.